Exhibit ___
AGREEMENT
     This Agreement made and entered into as of October 22, 2007 by and between Cornerworld Corporation, a Nevada Corporation (the “Company”), and Dynasty Capital LLC, a Delaware Limited Liability Company (“Dynasty”).
WITNESSETH:
     WHEREAS, on or about August 10, 2007, the Company completed the acquisition of Cornerworld, Inc., a privately held corporation formed under the laws of the State of Delaware, pursuant to and in accordance with the terms and conditions of the certain Share Exchange Agreement dated May 11, 2007, as amended (the “Share Exchange Agreement);
     WHEREAS, in accordance with the terms and conditions of the transactions completed pursuant to the Share Exchange Agreement (the “Transactions”), Dynasty deposited an aggregate of 3,000,000 shares at a brokerage account (the “Shares”), and remains entitled to receive an aggregate of $254,000 of additional proceeds from the sale of the Shares as part of the purchase price paid in connection with the completion of the Transactions;
     WHEREAS, Paul F. Lovito, Jr. (“Lovito”) has offered to buy an aggregate of 800,000 of the Shares from Dynasty for an aggregate purchase price of $867,500, and Dynasty has agreed, on behalf of its shareholders, to sell such 800,000 shares to Lovito;
     WHEREAS, the aggregate amount of proceeds to be received by Dynasty from the sale of the 800,000 shares is greater than the amount of proceeds that Dynasty is entitled to receive as additional proceeds from the sale of the Shares in order to satisfy the purchase price pursuant to the Share Exchange Agreement;
     WHEREAS, the Company is willing to allow Dynasty to sell such 800,000 shares on the condition that Dynasty loan the Company’s subsidiary, Cornerworld, Inc. the excess proceeds that it will be receiving above the additional $254,000 of proceeds that it is entitled to receive to satisfy all remaining Company obligations with respect to the purchase price pursuant to the Share Exchange Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:
1. Consent to Sale of Shares. The Company hereby agrees to allow Dynasty to sell 800,000 shares to Lovito on the condition that Dynasty loan the Company’s subsidiary Cornerworld, Inc. the excess proceeds that it will be receiving above the additional $254,000 of proceeds that it is entitled to receive to satisfy all remaining Company obligations with respect to the purchase price pursuant to the Share Exchange Agreement.

2. Loan Transaction. In connection with, and as a condition to, such transaction, the Cornerworld, Inc. and Dynasty shall enter into a Purchase Agreement, Promissory Note, and Security Agreement (collectively, the “Transaction Documents”), simultaneously with the execution of this Agreement and the Share Purchase Agreement and Promissory Note between Dynasty and Lovito, pursuant to which Dynasty shall agree to loan Cornerworld, Inc. any excess funds received by Dynasty above the $254,000 of proceeds that it is entitled to receive to satisfy all remaining Company obligations with respect to the purchase price pursuant to the Share Exchange Agreement.
3. Return of Excess Shares for Cancellation. Immediately upon completion of the sale of the 800,000 shares to Lovito, any and all of the remaining Shares held at the brokerage account shall be forthwith returned to the Company for cancellation, and Dynasty shall execute and deliver any and all required documentation in order to effect such cancellation.
4. Further Assurances. In order to assure compliance with, and completion of, the foregoing, following the execution of this Agreement, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.
5. Miscellaneous
     5.1 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     5.2 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

(a)	If to the Company, to:

Cornerworld Corporation
12222 Merit Drive
Suite 120
Dallas, Texas 75251
Fax:

(b)	If to the Dynasty, to:

Dynasty Capital, LLC

Fax:
     5.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
     5.4 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.
     5.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     5.6 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
     5.7 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.
     5.8 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CORNERWORLD CORPORATION:

By:
Name:
Title:

DYNASTY CAPITAL, LLC:

By:
Name:
Title: